Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of February 9, 2018, is entered into by and among Joseph J. Frank (the “Executive”), SS&C Technologies Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and SS&C Technologies, Inc. (together with any successor thereto, “SS&C”).

W I T N E S S E T H   T H A T:

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed with the Company, all in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1.Term of Employment; Advisory Services.  The term of the Executive’s employment (the “Term”) shall begin on  a date (the “Effective Date”) following the date hereof mutually agreed between the Company and the Executive, but no later than March 16, 2018, and end on the third (3rd) anniversary of the Effective Date; provided that the Term shall be extended by successive periods of one (1) year, unless the Company shall have notified the Executive or the Executive shall have notified the Company that no such extension shall take place, in each case at least ninety (90) days prior to the expiration of the then-current Term (a “Notice of Nonrenewal”); and provided, further, that the Term shall in any event end upon a termination of employment in accordance with the terms of Section 5 hereof.  During the period between the date hereof and the Effective Date, the Executive shall be available to advise and consult on matters relating to the Company, as reasonably requested by the Chief Executive Officer of the Company.

2.Position, Duties and Location.  (a) Position. The Executive shall serve as (i) Group General Counsel of the Company and SS&C, (ii) Chief Legal Officer of the Company and SS&C and (iii) Head of Mergers & Acquisitions (“M&A”) of the Company and SS&C, with the duties and responsibilities customarily assigned to those positions and such other duties and responsibilities as set forth below in 2(b) and as the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to the Executive consistent with the Executive’s positions. The Executive shall at all times report solely and directly to the Chief Executive Officer of the Company. All employees working in the legal function of the Company and SS&C shall report solely and directly to the Executive or his designees. The Executive shall have the right to select and hire a General Counsel of the Executive’s choice subject to approval by the Chief Executive Officer of the Company.

(b)Duties.  During the Term, Executive shall be responsible for the legal and M&A functions of the Company and SS&C, subject to the oversight, guidance and/or input of the Chief Executive Officer of the Company and the Board. During the Term, the Executive shall devote the Executive’s full business attention and time to the business of the Company and SS&C and shall use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. During the Term, it shall not be considered a violation of the foregoing for the Executive to serve on civic or charitable boards or committees or corporate boards (subject to prior approval of the Board), and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company and SS&C and do not violate the restrictions contained in Section 6 or 7.

3.Compensation.  (a) Base Salary. As of the Effective Date, the Executive shall receive a base salary (the “Base Salary”) of seven hundred fifty thousand dollars ($750,000) per annum, payable the earlier of monthly or at such other times as SS&C customarily pays the base salaries of other senior executives of SS&C (hereinafter, “Other Senior Executives”). The Base Salary shall be reviewed annually for increase in accordance with SS&C’s normal practices for Other Senior Executives. The Base Salary shall not be reduced, including, after any increase, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

(b)Guaranteed Annual Bonus.  During the Term and subsequent to the Effective Date, the Executive shall receive a guaranteed annual incentive payment (the “Guaranteed Annual Bonus”) equal to not less than one million two hundred fifty thousand dollars ($1,250,000), with any excess over such amount as determined by the Chief Executive Officer of the Company and the Compensation Committee of the Board. The Guaranteed Annual Bonus payable to the Executive shall be paid at the same time the bonuses of Other Senior Executives are paid, but in no event paid later than March 15 of the calendar year following the calendar year to which such Guaranteed Annual Bonus relates; provided, however, that the Guaranteed Annual Bonus for 2018 shall be paid as follows: $600,000 shall be payable in twelve (12) equal installments, with the first installment payable commencing on the Effective Date and the next eleven (11) installments payable on the last business day of the months February–December of 2018 and the remainder shall be payable at the same time the bonuses of Other Senior Executives are paid for 2018, but in no event paid later than March 15, 2019.

(c)Performance Annual Bonus.  During the Term and subsequent to the Effective Date, the Executive shall be eligible to receive an annual incentive payment (the “Performance Annual Bonus”) based on performance goals established by the Chief Executive Officer of the Company in good faith, with a target bonus opportunity of five hundred thousand dollars ($500,000). The Performance Annual Bonus payable to the Executive shall be paid at the same time the bonuses of Other Senior Executives are paid, but in no event paid later than March 15 of the calendar year following the calendar year to which such Performance Annual Bonus relates.

(d)Long-Term Incentive Compensation. (i) As of the date hereof, and subject to the terms of this Agreement, the Executive shall be awarded a non-qualified stock option to acquire three hundred thousand (300,000) shares of the exchange-traded common stock of the Company (the “Initial Option Grant”) granted under the Amended and Restated 2014 Stock Incentive Plan of the Company (the “Plan”). The Initial Option Grant shall become vested as to twenty-five percent (25%) of the original number of shares on the first anniversary of the date of grant and as to an additional one thirty-sixth (1/36th) of the remaining number of unvested shares on the day of the month of the date of grant beginning with each successive month following the first anniversary of the date of grant until the fourth anniversary of the date of grant; provided that upon a Change in Control (as defined in the applicable award agreement), any unvested portion of the Initial Option Grant shall become fully vested.  The Initial Option Grant shall be made pursuant to the form of the Company’s Stock Option Agreement attached hereto as Exhibit A.

(ii)During the Term and subject to the terms of this Agreement, commencing with the Company’s next normal equity or equity-based award grant cycle in 2018–19 and in each year thereafter, the Executive shall additionally be awarded an annual grant (the “Annual Option Grant”) of non-qualified stock options to acquire a target amount ranging from one hundred and fifty thousand (150,000) shares to two hundred thousand (200,000) shares of the exchange-traded common stock of the Company, but in no event less than one hundred and fifty thousand (150,000) of such underlying shares (it being understood that such number will be subject to adjustment in the same manner as awards under the Plan generally may be adjusted pursuant to Section 7(a) of the Plan or any substantially similar provision in any successor plan thereto) granted under the Plan or any successor plan thereto. Each Annual Option Grant shall otherwise be made on substantially the same terms as option grants are made to Other Senior Executives and in the form of the Company’s Stock Option Agreement (or a substantially similar successor thereto) attached hereto as Exhibit A.

(iii)On or about the Effective Date and subject to the terms of this Agreement, the Executive shall be awarded restricted stock units (the “RSUs” or the “RSU Grant”, as the case may be) granted under the Plan, with the number of such RSUs granted determined to be equal to the quotient, rounded up to the nearest whole number, obtained by dividing one million two hundred thousand dollars ($1,200,000) by the closing price of the exchange-traded common stock of the Company on February 9, 2018. The RSU Grant shall become vested as to fifty percent (50%) of the original number of RSUs on the date of grant and as to an additional one thirty-sixth (1/36th) of the remaining number of unvested RSUs, rounded up to the nearest whole number, on the day of the month of the date of grant beginning with each successive month following the date of grant until the third anniversary of the date of grant; provided that on the third anniversary of the date of grant or upon a Change in Control (as defined in the applicable award agreement) all remaining unvested RSUs shall become vested. The RSUs shall be accorded dividend equivalent treatment in the applicable award agreement with any dividend equivalents structured so as to be exempt from Section 409A (as defined below) and subject to the same vesting conditions as the RSUs with respect to which they are paid. The RSUs shall be settled in shares of the exchange-traded common stock of the Company as promptly as practicable after vesting, but in no event later than March 15 of the calendar year following the calendar year in which such RSUs vest. The RSU Grant shall be made pursuant to the form of the Company’s Restricted Stock Unit Award Agreement attached hereto as Exhibit B.

4.Other Benefits.  (a) Benefits.  During the Term, the Executive shall be entitled to participate in the benefits, incentive and compensation plans, programs and arrangements of SS&C (“Employee Benefit Plans”), on terms and conditions  substantially similar to those applicable to Other Senior Executives generally. Without limiting the generality of the foregoing, the Executive shall be entitled to no less than four (4) weeks of paid vacation per calendar year.

(b)Expenses.  During the Term, the Executive shall be entitled to receive reimbursement for all reasonable expenses that Executive incurs during the Term in carrying out Executive’s duties under this Agreement in accordance with the Company’s applicable expense reimbursement policy as in effect from time to time.

(c)Indemnity.  The Executive will be entitled to be indemnified in respect of the Executive’s service to SS&C and the Company to the fullest extent permitted by applicable law and will be covered by the Company’s directors’ and officers’ liability insurance policy, and such indemnification shall continue with respect to the period of Executive’s service to SS&C and the Company, as to the Executive even if the Executive has ceased to be a director, member, employee or agent of the Company, SS&C or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent provided in the Company or SS&C’s directors’ and officers’ insurance policies as in effect as of the applicable time, the Company and SS&C shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expense. The failure of the Company or SS&C (including their boards of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive that indemnification of the Executive is proper because the Executive has met the applicable standard of conduct shall not create a presumption that the Executive has or has not met the applicable standard of conduct. The Company and SS&C agree to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company and SS&C provide such coverage for their other executive officers.

5.Payments to Executive at Termination.  (a) Consequences of Termination. If the Executive’s employment with the Company and SS&C is terminated for any reason, the Executive (or, in the case of Executive’s death, the Executive’s estate and/or beneficiaries) shall be entitled to the following: (i) unpaid Base Salary through the date of the termination; (ii) payment of any Annual Bonus earned with respect to a completed fiscal year of the Company that is unpaid as of the date of termination; and (iii) any benefits due to Executive under any Employee Benefit Plan and any accrued and vested payments due to the Executive under any Company or SS&C policy, program, arrangement or agreement (including, without limitation, reimbursement for previously incurred expenses pursuant to Section 4(b)) (collectively, the “Accrued Amounts”).

(b)Termination Without Cause; for Good Reason; Nonrenewal by the Company.  The Company may terminate the Executive’s employment without Cause and the Executive may terminate his employment for Good Reason (notwithstanding anything in this Agreement to the contrary, “Good Reason” shall not exist unless the provisions of Section 5(f) are complied with), in each case upon thirty (30) days written notice, and the Executive’s employment may be terminated upon a Notice of Nonrenewal by the Company. Upon a termination of the Executive’s employment by the Company without Cause, as a result of the Company’s Notice of Nonrenewal, or by the Executive for Good Reason, the Executive shall be entitled to, provided that the Executive has executed and submitted a Release and the statutory period during which Executive is entitled to revoke the Release has expired on or before the sixtieth day following the date of termination, the following:

(i)severance payments totaling the sum of 75% of each of the Executive’s Base Salary and Guaranteed Annual Bonus, payable on the sixtieth day following termination; provided that if Executive’s termination is for Good Reason due to a reduction in the Executive’s Base Salary or Guaranteed Annual Bonus the amount used in calculating the severance payment shall be the Executive’s Base Salary or Guaranteed Annual Bonus, as applicable, in effect prior to the event giving rise to Good Reason;

(ii)reimbursement of the employer portion (for active employees) of insurance premiums for eighteen (18) months with respect to Executive’s COBRA continuation premiums under the Company’s group medical, dental and vision benefit plans.

(c)Termination Due to Death or Disability.  The Company shall have the right to terminate the Executive’s employment as a result of Executive’s Disability (as defined below) upon thirty (30) days written notice and the Executive’s employment shall automatically terminate upon the death of the Executive. In the event that Executive’s employment is terminated during the Term due to Executive’s Disability or death, Executive shall be entitled to: (i) disability benefits in accordance with the Company or SS&C provided insurance programs and arrangements in which the Executive was participating immediately prior to such termination; (ii) a cash payment equal to the sum of the Executive’s Base Salary, Guaranteed Annual Bonus and Performance Annual Bonus (in an amount determined based on the Company’s actual performance) for the year in which the Executive’s death or Disability occurs, multiplied by the greater of (A) 75% or (B) a fraction, the numerator of which is the number of days during such year that the Executive was employed and the denominator of which is 365, with amounts in respect of the Base Salary and Guaranteed Annual Bonus payable on the sixtieth day following the date of termination and the amount payable in respect of the Performance Annual Bonus paid at the same time annual bonuses are paid to Other Senior Executives.

(d)Voluntary Resignation.  The Executive may terminate his employment at any time without Good Reason upon ninety 90 days written notice to the Company. In the event that the Executive resigns without Good Reason, which shall include a termination upon a Notice of Nonrenewal by Executive (a “Voluntary Resignation”), the Executive shall only be entitled to the Accrued Amounts, and any options and other equity-based awards that are vested as of the effective date of termination shall continue according to the terms of such awards applicable to such a termination.

(e)Termination for Cause.  (i) The Company may terminate the Executive’s employment for Cause in compliance with the requirements of this Section 5(e), and notwithstanding anything in this Agreement to the contrary, “Cause” shall not exist unless the provisions of this Section 5(e) are complied with. In the event that the Company terminates the Executive’s employment for Cause, then the Executive shall only be entitled to the Accrued Amounts, and options and any other equity-based awards that are vested as of the effective date of termination shall continue according to the terms of such awards applicable to a termination for Cause.

(ii)The Executive shall be given written notice by the Company of the intention to terminate Executive for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within the three (3) month period immediately following the date the members of the Board learn of such act or acts or failure or failures to act. The Executive shall have ten (10) business days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If the Executive fails to cure such conduct, the Company must terminate the Executive’s employment within thirty (30) business days following such failure to cure. Any purported termination for Cause that fails to comply with the foregoing requirements shall be conclusively deemed to be a termination by the Company without Cause. The Company may suspend Executive during the pendency of the foregoing process; provided that Executive shall continue to receive all compensation and benefits during such suspension.

(f)Termination for Good Reason.  (i) The Executive may terminate the Executive’s employment for Good Reason in compliance with the requirements of this Section 5(f), and notwithstanding anything in this Agreement to the contrary, “Good Reason” shall not exist unless the provisions of this Section 5(f) are complied with. In the event that the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the amounts set forth in Section 5(b).

(ii)The Company shall be given written notice by the Executive of his intention to terminate for Good Reason, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within the three (3) months period immediately following the date the Executive learns of such act or acts or failure or failures to act. The Company shall have ten (10) business days after the date that such written notice has been given to the Company in which to cure such conduct, to the extent such cure is possible. If the Company fails to cure such conduct, the Executive must terminate his employment within thirty (30) business days following such failure to cure. Any purported termination for Good Reason that fails to comply with the foregoing requirements shall be conclusively deemed to be a termination by the Executive without Good Reason. The Company may suspend the Executive during the pendency of the foregoing process; provided that Executive shall continue to receive all compensation and benefits during such suspension.

(g)Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i) “Cause” shall mean: (i) the Executive’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties; the Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony by the Executive; the commission by the Executive of an act of fraud or embezzlement against the Company or any of its subsidiaries (other than a good faith expense dispute); or the Executive’s breach of any material provision of this Agreement.

(ii)“Disability” shall mean physical or mental incapacity as a result of which the Executive is unable to substantially perform his duties to the Company and SS&C for a period of six consecutive months and as a result of which the Executive is entitled to long-term disability benefits under the Company’s or SS&C’s long-term disability plan applicable to the Executive and Other Senior Executives.

(iii)“Good Reason” shall mean the occurrence without the Executive’s express written consent of (i) an adverse change in the Executive’s employment titles; (ii) a material diminution in the Executive’s employment duties or responsibilities or authority, or the assignment to the Executive of duties that are materially inconsistent with his positions; (iii) any reduction in Base Salary, Guaranteed Annual Bonus or target Performance Annual Bonus opportunity; (iv) any breach by the Company of any material provision of this Agreement or any other material agreement between the Executive and one or both of the other parties hereto; or (v) a material diminution in the Executive’s reporting line.

(iv)“Release” means a written release, in form and substance reasonably satisfactory to the Executive and the Company, whereby the Executive waives and releases the Company and its affiliates and related parties from any and all claims that the Executive may have against the Company and its affiliates relating to the Executive’s employment or the termination thereof (other than rights under Sections 4(b), 4(c), 5, 9, 10 and 19 of this Agreement, the Release and any other vested benefits, including without limitation under any equity or equity-based awards).

6.Confidentiality of Trade Secrets and Business Information.  (a) Except in connection with the faithful performance of the Executive’s duties hereunder or pursuant to Section 6(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company prompt notice thereof, shall promptly make available to the Company and its counsel the documents and other information sought and shall assist, if appropriate, such counsel at Company’s expense in resisting or otherwise responding to such process.

(d)As used in this Section 6, the term “Company” shall include the Company and its direct or indirect parents, if any, and subsidiaries.

(e)Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order or any governmental agency or authority (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to his attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, his personal correspondence, his personal rolodex and documents related to his own personal benefits, entitlements and obligations.

(f)The Executive and the Company acknowledge and agree that nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other payment that the Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

(g)All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

7.Noncompetition.  (a) In consideration for the compensation payable to the Executive under this Agreement, the Executive agrees that Executive will not, during the Non-Compete Period, directly or indirectly engage in, have any equity interest in, manage or operate, provide services for, consult with or be employed by any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any Competitive Business (as defined below) anywhere in the World; provided, however, that the Executive shall be permitted to acquire a passive stock interest in such a business provided the stock acquired is publicly traded and is not more than two percent (2%) of the outstanding interest in such business. For purposes of this Section 7, the “Non-Compete Period” shall mean the period beginning on the Effective Date and ending (i) if Executive is terminated by the Company pursuant to Sections 5(b), 5(c) or 5(e) or (ii) by Executive pursuant to Section 5(d) or 5(f), eighteen (18) months following the Executive’s termination of employment.

(b)During the Non-Compete Period, the Executive shall not recruit or otherwise solicit or induce any employee, consultant, independent contractor, customer, subscriber or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company.

(c)In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)As used in this Section 7, (i) the term “Company” shall include the Company and its parent and subsidiaries, and (ii) the term “Competitive Business” shall mean any business that competes with the business conducted by the Company as of the date of the Executive’s termination of employment with the Company.

(e)During his employment and for the 12-month period following termination of his employment with the Company, (i) the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, and (ii) the Company agrees not to disparage in any material respect the Executive.

8.Enforcement.  The Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6 and 7 above are to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under Sections 6 and 7 would be inadequate. The Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 6 or 7, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction.

9.Resolution of Disputes.  Any disputes arising under or in connection with this Agreement, other than Sections 6 and 7 above, shall first be addressed by third-party mediation and, if such mediation fails to resolve such dispute within sixty days, by binding arbitration, to be held in New York, New York. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association governing employment disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator and each party shall pay the cost of its own legal fees incurred in connection with any such dispute between the parties.

10.Section 280G.  If any amounts payable under this Agreement or under any other agreement, plan or arrangement applicable to the Executive (including, for the avoidance of doubt, the value of any acceleration of vesting of equity awards held by the Executive), either alone or together with any other payments which the Executive is entitled to receive from the Company or SS&C or any affiliate thereof or otherwise, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such payments  shall be reduced to the largest amount (the “Reduced Amount”) that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if it is determined that the net after-tax amounts the Executive would receive (the “Unreduced Amounts”), after taking into account both income  taxes and any excise tax imposed under Section 4999 of the Code is greater than the net after-tax amount of the Reduced Amount, the Executive will instead receive the Unreduced Amounts.   Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. Any determinations pursuant to this Section 10 shall be made by the Company’s independent accountants.

11.Section 409A.  (a) This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. The parties agree that the payments and benefits set forth herein, including the Initial Option Grant and the RSU Grant, comply with or are exempt from the requirements of Section 409A. If the Company or the Executive notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other, and shall use their commercially reasonable efforts to reform the provisions of this Agreement to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A and (ii) to the maximum extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the Executive. In no event shall the Company be required to provide a tax gross-up payment to the Executive for any Section 409A penalties or interest in respect of any compensation or benefits provided to the Executive under the terms of this Agreement or any other agreement, plan or arrangement applicable to the Executive.

(b)To the extent the Executive would otherwise be entitled to any payment under this Agreement that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to the Executive on the earlier of the six (6) month anniversary of the Executive’s date of termination or death. Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of his employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of his date of termination or death.

(c)Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement are not intended to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d)Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.  The Company’s reimbursement obligations under this Section 11(d) are subject to the Executive submitting to the Company the applicable expense reimbursement request no later than thirty (30) days prior to the last day such expense can be reimbursed without creating an additional tax under Section 409A.

12.The Executive’s Representations.  The Executive hereby represents and warrants that the Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity. The Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors and attorney and with representatives of the Company. The Executive further acknowledges that the Company has not provided the Executive with any legal advice regarding this Agreement.

13.Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, (c) by email, or (d) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

SS&C Technologies Holdings, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Rahul Kanwar
Email: rkanwar@sscinc.com
Fax: (860) 298-4500

If to SS&C:

SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
Attention: Rahul Kanwar
Email: rkanwar@sscinc.com
Fax: (860) 298-4500

If to the Executive:

To the most recent address and email on file in the Company’s records.

With a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: Stephen W. Skonieczny
Email: stephen.skonieczny@dechert.com

14.Assignment and Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and SS&C and their successors and assigns. None of the Executive’s rights or obligations may be assigned or transferred by the Executive, other than the Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. The Company and/or SS&C may not assign its rights and obligations under this Agreement to any corporation or other business entity or person, other than to an entity that is the successor to the business of the Company and/or SS&C, as applicable. The Company will require any such successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.Governing Law; Amendment.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

16.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17.Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company or SS&C may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

18.No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

19.No Mitigation/Offset.  The Executive shall not be obligated to mitigate the amount of any payments due under this Agreement and no payments or benefits under this Agreement shall be subject to reduction, offset or forfeiture for any reason.

20.Headings.  The section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

21.Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

22.Duration of Terms.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment, the Term or this Agreement to the extent necessary to give effect to such rights and obligations.

23.Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, all as of the day and year first above written.

SS&C TECHNOLOGIES HOLDINGS, INC.

/s/ William C. Stone
By:William C. Stone
Its:Chairman of the Board
and Chief Executive Officer

SS&C TECHNOLOGIES, INC.

/s/ William C. Stone
By:William C. Stone
Its:Chairman of the Board
and Chief Executive Officer
JOSEPH J. FRANK
/s/ Joseph J. Frank